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                                                                      EXHIBIT 10

                                      LOGO

August 20, 1998

Board of Directors
AMP Incorporated
470 Friendship Road
Harrisburg, PA 17111

Members of the Board:

On August 10, 1998, PMA Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of AlliedSignal Inc. ("Parent"), commenced a tender offer for all outstanding shares of common stock, no par value (the "Shares"), of AMP Incorporated ("AMP"), including the associated common stock purchase rights, for $44.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 10, 1998, and the related letter of transmittal (which together constitute the "AlliedSignal Offer").

You have asked us to advise you with respect to the adequacy of the AlliedSignal Offer to the holders of Shares (other than Parent and its affiliates), from a financial point of view.

In arriving at our opinion, we have reviewed and considered the AlliedSignal Offer and the related Tender Offer Statement on Schedule 14D-1 filed by Parent and the Purchaser with the Securities and Exchange Commission (the "Commission") and the Solicitation/Recommendation Statement on Schedule 14D-9 which we understand may be filed by AMP with the Commission. We have also reviewed certain publicly available business and financial information relating to AMP and certain other information, including financial forecasts, provided to us by AMP, and have met with the management of AMP to discuss the business and prospects of AMP.

We have also considered certain financial and stock market data relating to AMP, and we have compared such data with similar data for other publicly held companies in businesses similar to AMP. In addition, we have considered the financial terms of certain other transactions which have recently been effected. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information, including the information in the AlliedSignal Offer, and we have relied on all such information being complete and accurate in all material respects. With respect to the financial forecasts, including operating cost savings projected to be realized through AMP's various cost reduction plans, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of AMP's management as to the future financial performance of AMP. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AMP, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.
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LOGO

We are acting as financial advisor to AMP in connection with the AlliedSignal Offer and will receive a fee from AMP for our services. We will also receive a fee for rendering this opinion.

We have also in the past performed financial advisory services for AMP and have received customary fees for such services.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both AMP and Parent for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the AlliedSignal Offer, does not constitute a recommendation to any shareholder as to whether or not such shareholder should tender Shares pursuant to the AlliedSignal Offer or vote in favor of any proposal presented to shareholders in connection therewith, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, provided that this letter may be included in its entirety in, and referred to in, the Schedule 14D-9 required to be filed by AMP with the Commission.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the AlliedSignal Offer is inadequate, from a financial point of view, to the holders of Shares (other than Parent and its affiliates).

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION